                                                                     EXHIBIT 5.1

                         [CENTEX CORPORATION LETTERHEAD]


                                 March 22, 2001


Centex Corporation
2728 North Harwood
Dallas, Texas  75201

Ladies and Gentlemen:

     I am Executive Vice President, Chief Legal Officer and Secretary of Centex Corporation, a Nevada corporation (the "Company"), and have acted as counsel for the Company in connection with the proposed issuance and sale by the Company of up to $500,000,000 aggregate principal amount of Senior Medium-Term Notes, Series E (the "Senior Debt Securities") and/or Subordinated Medium-Term Notes, Series E (the "Subordinated Debt Securities" and together with the Senior Debt Securities, the "Debt Securities"). The Debt Securities will constitute a series of the Company's debt securities registered on a Registration Statement on Form S-3 (Commission File No. 333-49966) filed by the Company, 3333 Holding Corporation, Centex Development Company, L.P., Centex Trust I and Centex Trust II with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Senior Debt Securities will be issued under an Indenture, dated as of October 1, 1998 (the "Senior Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"), as amended and supplemented by Indenture Supplement No. 7, dated as of March 22, 2001 (the "Senior Supplemental Indenture") between the Company and the Trustee, and the Subordinated Debt Securities will be issued under an Indenture, dated as of March 12, 1987 (the "Subordinated Indenture") between the Company and the Trustee, as amended and supplemented by Indenture Supplement No. 8, dated as of March 22, 2001 (the "Subordinated Supplemental Indenture" and together with the Senior Indenture, the Subordinated Indenture and the Senior Supplemental Indenture, the "Indentures") between the Company and the Trustee. The Debt Securities will be distributed pursuant to the Distribution Agreement, dated as of March 22, 2001 (the "Distribution Agreement") by and among the Company and the Agents named therein.

     In furnishing this opinion, I or members of my staff have examined and relied upon copies of the Restated Articles of Incorporation and By-laws of the Company, as amended to date (together, the "Charter Documents"), the Indentures, the Distribution Agreement, corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

     In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Nevada.

     2. With respect to the Senior Debt Securities, when (a) the Board of Directors of the Company or, to the extent permitted by the General Corporation Law of the State of Nevada and the Charter Documents, a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the "Board") has taken all necessary corporate action to establish the terms of the Senior Debt Securities and to authorize and approve the issuance thereof, and (b) the Senior Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the Senior Indenture, the Senior Supplemental Indenture and the Distribution Agreement in exchange for payment of the consideration therefor provided for therein, the Senior Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3. With respect to the Subordinated Debt Securities, when (a) the Board has taken all necessary corporate action to approve and establish the terms of the Subordinated Debt Securities and to authorize and approve the issuance thereof, and (b) the Subordinated Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the Subordinated Indenture, the Subordinated Supplemental Indenture and the Distribution Agreement in exchange for payment of the consideration therefor provided for therein, the Subordinated Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     The opinions set forth above are limited to the laws of the State of Texas, the State of Nevada and the United States of America. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company's Current Report on Form 8-K.

                                       Very truly yours,

                                       /s/ RAYMOND G. SMERGE

                                       Raymond G. Smerge
                                       Executive Vice President,
                                       Chief Legal Officer and Secretary

                                       3